Filed Pursuant to Rule 433

Registration No. 333-164364

The PNC Financial Services Group, Inc.

$500,100,000 Senior Notes due November 9, 2022

Term Sheet November 1, 2012

Issuer:	The PNC Financial Services Group, Inc.

Security:	Senior Notes due November 9, 2022

Ranking:	Senior unsecured

Expected Security Ratings*:	A3 / A- / A+ (Positive / Stable / Stable)
(Moody’s / S&P / Fitch)

Principal Amount:	US$ 500,100,0000

Price to Investors:	101.1867% of the principal amount plus accrued interest from June 10, 2012, which equates to an offering price, inclusive of accrued interest and assuming delivery of and payment for the Senior Notes on November 9, 2012, of $1,047.995 per $1,000 principal amount of Senior Notes and $524,102,239.77 in the aggregate

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	November 1, 2012

Settlement Date:	November 9, 2012 (T+6)

We expect that the delivery of the notes will be made against payment therefor on or about November 9, 2012, which will be the sixth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+6”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two business days will be required, by virtue of the fact that the notes initially will settle T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next two business days should consult their advisors.

Maturity Date:	November 9, 2022

Interest Rate:	8.729% per annum from and including June 10, 2012, to but excluding November 9, 2012; thereafter 2.854% per annum

Amount of First Interest Payment:	$38.59 for each $1,000 principal amount of Senior Notes, payable on December 10, 2012

Interest Payment Date(s):	Semi-annually in arrears on June 10 and December 10 of each year, commencing December 10, 2012 and ending on the Maturity Date

Day Count:	30/360

Data Applicable to 2.854% Coupon:

Reference Benchmark:	UST 1.625% due 8/15/2022

Reference Benchmark Yield:	1.717%

Spread to Benchmark:	100 basis points

Re-offer Yield:	2.717%

CUSIP/ISIN:	693475 AL9 / US693475AL94

Use of Proceeds	The Senior Notes are being sold for the account of the selling securityholders. Any proceeds from the sale of the Senior Notes will be received by the selling securityholders for their own account, and The PNC Financial Services Group, Inc. will not receive any proceeds from the sale of any of the Senior Notes. The selling securityholders have agreed to purchase the Senior Notes from us on or about November 9, 2012 and to pay for the Senior Notes by delivering $500,100,000 principal amount of Junior Subordinated Notes of The PNC Financial Services Group, Inc. that they have agreed to purchase from National City Preferred Capital Trust I for an aggregate purchase price of $521,851,789.77 in a remarketing transaction.

Listing:	None

Selling Securityholders:	Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or J.P. Morgan Securities LLC at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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